Exhibit 3.63

FILED Secretary of State State of California JUN 27 2018 EFFECTIVE DATE 07-01-18

Certificate of Amendment

of

Articles of Incorporation

The undersigned certify that:

1.	They are the president and the secretary, respectively, of CONTINENTAL MARITIME OF SAN DIEGO, INC., a California corporation.

2.	Article I of the Articles of Incorporation of this corporation is amended to read as follows:

The name of the corporation (herein called the “Corporation”) is HII San Diego Shipyard Inc.

3.	Article IV of the Articles of Incorporation of this corporation is amended to read as follows:

ARTICLE IV: The Corporation is authorized to issue only one class of shares of stock, which shall be common stock (“Common Stock”); the total number of shares which the Corporation is authorized to issue is ONE HUNDRED (100).

Immediately upon the effective time of the amendment to this Article IV (the “Effective Time”), each of the 100,000 shares of Common Stock (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time, all of which are held by the sole shareholder of the Corporation, shall be automatically, and without any action by the sole shareholder of the Corporation or the Corporation, reclassified as and converted into, 0.001 shares of Common Stock as authorized by this Article IV (the “Reclassification”), such that, following the Reclassification, 100 shares of Common Stock shall be issued and outstanding, all of which will be held by the sole shareholder of the Corporation. The Reclassification shall be deemed to occur at the Effective Time, regardless of when any certificate previously representing shares of Old Common Stock (if such shares are held in certificated form) may be physically surrendered to the Corporation in exchange for a certificate representing shares of Common Stock. Each certificate outstanding immediately prior to the Effective Time representing shares of Old Common Stock shall, until surrendered to the Corporation in exchange for a certificate representing the applicable number of shares of Common Stock, automatically represent from and after the Effective Time the applicable number of shares of Common Stock. All shares of Common Stock outstanding after the Reclassification shall be duly and validly issued, fully paid and nonassessable.

4.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

5.

The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 100,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

6.	Please file immediately with a future effective date of July 1, 2018.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: June 11, 2018

Bradley J. Mason, President

Charles R. Monroe, Jr., Secretary

I hereby certify that the foregoing transcript of 2 page(s) is a full, true and correct copy of the original record in the custody of the California Secretary of State’s office.

Date:	JUL 09 2018

ALEX PADILLA, Secretary of State